                                                                      EXHIBIT 11

                 Statemet re: Computation of Per Share Earnings

NET INCOME (LOSS) PER SHARE

                                                  THREE MONTHS ENDED            NINE MONTHS ENDED
                                              --------------------------   ---------------------------
                                                JUNE 28,      JUNE 29,       JUNE 28,       JUNE 29,
                                                  1998          1997           1998           1997


Income (loss) from continuing operations      $ (956,000)   $ 1,175,000    $(1,885,000)   $ 4,023,000

Loss from discontinued operations                     --     (1,154,000)            --     (1,664,000)
                                              ----------    -----------    -----------    -----------

Net income (loss)                             $ (956,000)   $    21,000    $(1,885,000)   $ 2,359,000
                                              ==========    ===========    ===========    ===========
Weighted average common shares
 outstanding - basic                           7,048,000      7,106,000      7,063,000      6,937,000

Adjustments thereto (1)(2)                            --        341,000             --        658,000
                                              ----------    -----------    -----------    -----------
Weighted average common shares
  and equivalents                              7,048,000      7,447,000      7,063,000      7,595,000
                                              ==========    ===========    ===========    ===========
BASIC PER SHARE:
Income (loss) from continuing operations
 per share                                    $    (0.14)   $      0.17    $     (0.27)   $      0.58
                                              ==========    ===========    ===========    ===========
Net income (loss) per share                   $    (0.14)   $      0.00    $     (0.27)   $      0.34
                                              ==========    ===========    ===========    ===========
DILUTED PER SHARE:
Income (loss) from continuing operations
 per share                                    $    (0.14)   $      0.16    $     (0.27)   $      0.53
                                             ===========    ===========    ===========    ===========
Net income (loss) per share                   $    (0.14)   $      0.00    $     (0.27)   $      0.31
                                             ===========    ===========    ===========    ===========





(1) Adjusts the weighted average number of shares outstanding for (i) dilutive stock options and warrants using the treasury stock method and (ii) the conversion of preferred stock using the if-converted method.

(2) The effects of common stock equivalents in fiscal 1998 have not been presented as they are antidilutive.